Exhibit 10.34

OGE Energy Corp.
Director Compensation
Compensation of non-officer directors of the Company in 2013 included an annual retainer fee of $128,600, of which $45,600 was payable in cash in monthly installments and $83,000 was deposited in the director's account under the Company's Deferred Compensation Plan in December 2013 and converted to 2,441.894 common stock units based on the closing price of the Company's Common Stock on December 5, 2013. All non-officer directors received $2,000 for each Board meeting and $2,000 for each committee meeting attended. The lead director received an additional $17,500 cash retainer in 2013. The chairman of the Audit Committee received an additional $12,500 cash retainer in 2013. The chairmen of the Compensation and Nominating and Corporate Governance Committees received an additional $7,500 annual cash retainer in 2013. Each chairman of a board committee also received a meeting fee of $2,000 for each meeting (either in person or by phone) with management to address committee matters. Each member of the Audit Committee also received an additional annual retainer of $5,000. These amounts represent the total fees paid to directors in their capacities as directors of the Company and OG&E in 2013.

Under the Company's Deferred Compensation Plan, non-officer directors may defer payment of all or part of their attendance fees and the cash portion of their annual retainer fee, which deferred amounts are credited to their account as of the first day of the month in which the deferred amounts otherwise would have been paid. Amounts credited to the accounts are assumed to be invested in one or more of the investment options permitted under the Company's Deferred Compensation Plan. In 2013, those investment options included a Company Common Stock fund, whose value was determined based on the stock price of the Company's Common Stock. When an individual ceases to be a director of the Company, all amounts credited under the Company's Deferred Compensation Plan are paid in cash in a lump sum or installments. In certain circumstances, participants may also be entitled to in-service withdrawals from the Company's Deferred Compensation Plan.

In December 2013, the Compensation Committee met to consider director compensation. At that meeting, the Compensation Committee increased the additional annual retainer for the chairmen of the Compensation and Nominating and Corporate Governance Committees for 2014 to $10,000 from $7,500, increased the additional annual retainer for the chairman of the Audit Committee for 2014 to $15,000 from $12,500 and increased the additional annual retainer for the lead director for 2014 to $20,000 from $17,500.